EXHIBIT 10.31


                       EMPLOYMENT AND CONSULTING AGREEMENT

         THIS EMPLOYMENT AND CONSULTING AGREEMENT ("Agreement") is made and entered into as of the 25th day of March, 1996, by and between HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation (the "Company"), and MARK D. SHANTZIS (the "Executive").

                     P R E L I M I N A R Y    S T A T E M E N T

         The Company desires to retain the Executive to serve as its Co-Chairman of the Board ("Co-Chairman") and President for such period as the Company and the Executive mutually desire and thereafter as a consultant to the Company, and the Executive desires to be retained by the Company in such capacities.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1.       EMPLOYMENT.

                  1.1. EMPLOYMENT AND TERM. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, for a period of three (3) years (the "Initial Term") commencing on March 25, 1996 and expiring on March 24, 1999 (the "Expiration Date") unless sooner terminated as hereinafter set forth. The Initial Term of this Agreement, and the employment of the Executive hereunder, will automatically be extended for successive one year terms unless either party gives notice at least six months prior to the Expiration Date (three months, in the case of any extension period after the Initial Term) of its intention not to extend the term hereof. (The Initial Term and any extensions shall be hereinafter referred to as the "Employment Period").

                  1.2. DUTIES OF THE EXECUTIVE. The Executive shall, during the Employment Period, devote such time, energies, talents and efforts to serving in the capacities of Co-Chairman and President in the best interests of the Company as shall be consistent with the time and other considerations set forth below, and shall perform the duties consistent with that office assigned to him from time to time by the Chief Executive Officer of the Company (the "CEO") and/or the Board of Directors of the Company or any properly constituted committee thereof (the "Board") faithfully, efficiently and in a professional manner, subject to such considerations. If, at any time during the Employment Period, either the Company or the Executive believes that it is no longer in their mutual best interests to have the Executive serve as Co-Chairman or President, either may give notice to the other and, ten (10) days thereafter the Executive shall cease being the Company's Co-Chairman and President and shall become a consultant to the


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Company for the remainder of the Employment Period. The Company acknowledges that, both prior to and after the time the Executive ceases to be the Company's Co-Chairman and President, the Executive may have other business interests to which Executive will devote time, energies and efforts and further acknowledges that nothing in this Agreement shall be deemed to require the Executive to devote any specified minimum amount of time in performing his duties hereunder. Subject to the foregoing, Executive shall perform such services customary to the offices described above, but only to the extent consistent with the services performed by the Executive for the Company, during the twelve (12) months prior to the execution of this Agreement. Executive shall report to, and shall be subject solely to the supervision and direction of, the CEO and the Board. Prior to the time that the Executive ceases to be Co-Chairman and President of the Company, the Executive shall, at the request of the Board, accept election and serve as an officer or director of the Company and/or any subsidiary of the Company, without any additional compensation therefor other than that specified herein, subject to the existence, to Executive's satisfaction, of appropriate indemnification and/or insurance for his service in such capacities. The CEO and/or the Board may delegate certain of the duties of the Executive set forth herein or formerly performed by the Executive for the Company to other individuals or entities employed or retained by the Company, without, however, diminishing in any way the compensation due to the Executive hereunder.

                  1.3. PLACE OF PERFORMANCE. During the Employment Period, the Company may request the Executive to travel in order to perform the nature and extent of his duties hereunder. The Executive's obligation to travel at the Company's request shall be subject to the Executive's prior written approval, which approval shall not be unreasonably withheld, and such requested travel shall not be inconsistent with the limitations on time and other considerations set forth herein. In no event shall the demands on the Executive's time be such as would reasonably require him to change his residence from Dade County, Florida.

         2. COMPENSATION. The Company shall pay to Executive compensation for services provided hereunder as set forth in the Addendum to the Agreement (the "Addendum"). Payments to Executive shall be less applicable social security and withholding taxes and any other applicable payroll deductions, if any.

         3.       TERMINATION PROVISIONS.

                  3.1. TERMINATION. Either party to this Agreement shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the other party. Upon the termination of Executive's employment and/or consulting relationship with the Company pursuant to this Section 3.1, the Executive shall, subject to the other provisions of this Agreement, only be entitled to receive the compensation specified in Sections 4.1, 4.4 and 4.7 hereof.

                  3.2. DEATH. The Executive's employment and/or consulting relationship with the Company shall terminate automatically upon the death of the Executive, without any requirement of notice by the Company to the personal representative or executor of the

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Executive's estate. Upon termination of the Executive's employment with the
Company pursuant to this Section 3.2, the Executive shall, subject to the other provisions of this Agreement, only be entitled to the compensation specified in Sections 4.2, 4.4 and 4.7 hereof.

                  3.3. NON-RENEWAL. In the event that this Agreement is not renewed beyond the Initial Term as provided in Section 1.1 hereof, the last day of the Initial Term shall automatically be the termination date for a termination pursuant to this Section 3.3. Upon any termination of the Executive's employment with the Company pursuant to this Section 3.3, the Executive shall, subject to the other provisions of this Agreement, only be entitled to the compensation specified in Sections 4.3, 4.5 and 4.7 hereof.

         4.       COMPENSATION AND BENEFITS UPON TERMINATION.

                  4.1. TERMINATION. Upon the termination of the Executive's employment with the Company pursuant to Section 3.1 above, then (i) the Company shall pay the Executive any unpaid amounts of his Base Salary and accrued bonus, if any, through the date of termination; and (ii) in lieu of any further salary payments to the Executive for periods subsequent to the date of termination and in consideration of, among other things, the continuing obligations of the Executive and rights of the Company under Section 7 hereof during the remainder of the Employment Period, the Company shall pay, in a lump sum, the amount of base salary that would have been paid through the scheduled end of the Employment Period, as severance to the Executive.

                  4.2. DEATH. Upon the Executive's death, the Company shall pay to the person designated by the Executive in a notice filed with the Company or, if no person is designated, to the personal representative or executor of his estate (i) in a single lump sum, any unpaid amounts of his Base Salary and accrued bonus, if any, through the scheduled end of the Employment Period and
(ii) when, as and if received by the Company, any payments to Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or other plan or policy then maintained by the Company. Any life insurance policy currently maintained by the Company for the benefit of the Executive shall remain in full force and effect and shall not be amended or modified except to allow for any increase in benefits payable pursuant thereto.

                  4.3. NON-RENEWAL. If this Agreement terminates pursuant to Section 3.3 hereof, the Company shall pay to the Executive any unpaid amounts of his Base Salary through the termination date specified in Section 3.3.

                  4.4. HEALTH AND MEDICAL PLANS UPON TERMINATION. Upon termination of this Agreement pursuant to Section 3.1 or Section 3.2, during the remainder of the Employment Period the Executive and his spouse shall be entitled to the continuation of all health, medical, hospitalization and other programs as previously provided to Executive by the Company; provided that the cost payable by the Company therefor shall not exceed the amount that would have been payable had the Executive remained in the employ of the Company.

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                  4.5. HEALTH AND MEDICAL PLANS UPON NON-RENEWAL. The Executive
shall be entitled to all continuation of health, medical, hospitalization and other programs as provided by any applicable law and such additional benefits as may be provided under plans maintained by the Company from time to time to its executives or employees upon termination of employment with the Company.

                  4.6. NO MITIGATION. The aggregate amount payable by the Company to the Executive pursuant to the foregoing provisions shall not be reduced or mitigated in any respect.

                  4.7. BONUS. If the Executive's employment is terminated with the Company for any reason, the Executive shall be paid, solely in consideration for services rendered by the Executive prior to such termination, any unpaid Annual Incentive Bonus previously established in writing by the Board, or any duly appointed committee thereof, with respect to the Company's fiscal year in which the termination date occurs, equal to such Annual Incentive Bonus that would have been payable to the Executive for the fiscal year if the Executive's employment had not been terminated, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by three hundred sixty-five (365).

         5. SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. This Agreement and the Executive's rights and obligations hereunder may not be assigned by the Executive.

         6. ENTIRE AGREEMENT. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, including, without limitation, any Employment Agreement or Severance Agreement entered into between the Executive and the Company Companies (which shall be void and of no further force and effect), and this Agreement shall be solely determinative of the subject matter hereof. Notwithstanding the foregoing, the Indemnification Agreement by and between the Executive and the Company dated _____________, 19__ shall remain in full force and effect and the Company shall deliver a General Release in the form attached hereto as Exhibit __.

         7.       CONFIDENTIAL INFORMATION; NON-COMPETITION; EQUITABLE REMEDIES.

                  7.1.     CONFIDENTIAL INFORMATION.

                           (a)   The Executive acknowledges that the Company's
client list and manner of doing business is proprietary to the Company. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive shall keep secret and confidential indefinitely all nonpublic information concerning the Company, its affiliates and its clients which was acquired by or disclosed to the Executive during the course of his employment

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with the Company including, without limitation, information relating to the
Company (including, without limitation, business methods, business policies, procedures, techniques, trade secrets, client and/or customer lists, compensation levels, costs, financial data and plans), the Company's clients, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 7.1 shall not apply to information which is in the public domain; and provided further, that the Company recognizes that the Executive has acquired, prior to his employment with the Company and shall acquire during the course of his employment with the Company, certain general information not specific to the Company and its clients which Executive may use consistent with the provisions of applicable Federal or state laws or the provisions of paragraph 7 hereof. While he is employed by the Company, the Executive will not make any statement or disclosure which would be prohibited by applicable Federal or state laws nor any statement or disclosure which is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates, or any of their clients.

                           (b)      Upon the termination of the Executive's
employment with the Company for any reason whatsoever, the Executive shall promptly return to the Company all documents, records, notebooks and other materials which belong to the Company or any of its affiliates, clients or clients' customers or sponsors and which are in the possession of the Executive, including all copies thereof.

                           (c)      In the event that the Executive is required,
by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose nonpublic information, the Executive shall provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive compliance by the Executive with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, the Executive is, in the opinion of counsel for the Company, compelled to disclose nonpublic information not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such nonpublic information may be so disclosed; provided that the Executive shall disclose only that information that is required and shall redact or withhold all information not required to be disclosed.

                  7.2.     NONCOMPETITION/NONSOLICITATION/NONDISPARAGEMENT.

                           In addition to the provisions of Section 7.1:

                           (i)      For the period (the "Noncompetition Period")
commencing on the date hereof and continuing through the first anniversary of the termination of the Executive's employment or consulting relationship hereunder, the Executive will not serve as or be a consultant to or employee, officer, agent, director or owner of more than five percent of another corporation, partnership or other entity which engages in the business of providing mechanical multi-story recycling (the "Business") and which operates (excluding corporate offices) within any state in which the Company conducts business.

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                           (ii)     For the period (the "Nonsolicitation
Period") commencing on the Commencement Date and ending on the second anniversary of the date on which the Executive's employment or consulting relationship with the Company is terminated or ceases for any reason, the Executive shall not solicit or accept business competitive with the Business from any clients of the Company or its affiliates, from any prospective clients whose business the Company or any affiliate of the Company is in the process of soliciting at the time the Executive's employment with the Company terminated or ceased, or from any former clients which had been doing business with the Company within one (1) year prior to the time the Executive's employment with the Company terminated or ceased.

                  7.3.     EQUITABLE REMEDIES.

                           (a)      The Executive acknowledges that the
restrictions contained in the foregoing paragraphs 7.1 and 7.2 in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Executive therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

                           (b)      If the period of time specified in
paragraphs 7.1 and 7.2 above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months so that such restrictions may be enforced for such time as is adjudged to be reasonable.

         8. ARBITRATION. Any dispute or controversy (except for disputes arising under Section 7) arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within seven (7) days after receipt of written notice from either party that a dispute exists and that arbitration is required, both parties must within seven (7) business days agree on an acceptable arbitrator. If the parties cannot agree on an arbitrator, then the parties shall list the "Big Six" accounting firms in alphabetical order and the first firm that does not have a conflict of interest and is willing to serve will be selected as the arbitrator. The parties agree to act as expeditiously as possible to select an arbitrator and conclude the dispute. The arbitrator must render his decision in writing within thirty (30) days of his or its appointment. The cost and expenses of the arbitration and of legal counsel to the prevailing party shall be borne by the non-prevailing party. Each party will advance one-half of the estimated fees and expenses of the arbitrator. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 7 hereof.

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         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida. Venue for any action brought hereunder shall be in Dade County, Florida and the parties hereto waive any claim that such forum is inconvenient.

         10. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Company:

                  16255 N.W. 54th Avenue
                  Miami, Florida 33014
                  Attn:  Chief Executive Officer

                  If to the Executive:

                  Mark D. Shantzis
                  Apt. #6F
                  6061 Collins Avenue
                  Miami Beach, Florida 33140

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

         11. SURVIVAL. The provisions of paragraph 7 of this Agreement shall survive, without limitation as to time, in accordance with their express terms, the date on which the Executive's employment with the Company ceases or is terminated for any reason.

         12. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         13. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

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         14. DAMAGES. Nothing contained herein shall be construed to prevent the
Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings any action for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable arbitration or court costs and attorneys' fees of the other, whether such costs and fees are incurred in an arbitration proceeding, a court of original jurisdiction or one or more courts of appellate jurisdiction. During the pendency of any claim for breach hereof or any other claim against the Executive, the Company shall continue to make payments when due hereunder and shall not set off or withhold funds, reserving any such determination of whether any amounts are due from the Executive until finally adjudicated in accordance with the provisions hereof.

         15. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

         16. PAYMENTS TO DESIGNEE. The Executive may, by notice to the Company, designate another person or entity to receive any payments to be made hereunder to the Executive by the Company, and the Company shall thereafter make such payments to such designee.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                              THE COMPANY:

                                              HI-RISE RECYCLING SYSTEMS, INC.

                                              By: /s/ Donald Engel
                                                 ----------------------------



                                              THE EXECUTIVE:


                                              /s/ Mark D. Shantzis
                                              -------------------------------
                                              Mark D. Shantzis


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                              ADDENDUM TO AGREEMENT

         THIS ADDENDUM dated as of March 25, 1996 is a part of the Employment and Consulting Agreement dated as of March 25, 1996, by and between HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation (the "Company") and MARK D. SHANTZIS (the "Executive"), as follows:

         Subject to the terms and conditions of the Employment Agreement, during the Employment Period, the Executive shall be compensated by the Company for his services as follows:

         (a) BASE SALARY. The Executive's annual salary during the Employment Period shall be $180,000 subject to increases in accordance with the Consumer Price Index, payable by check in equal installments as may be in accordance with the regular payroll policies of the Company as from time to time in effect, less such deductions or amounts to be withheld as shall be required by applicable law and regulations.

         (b) OTHER BENEFITS. The Executive shall be entitled to participate in such family medical/dental insurance and other benefit plans and policies as the Company may provide for its executive officers from time to time provided that the policies may have standard co-insurance and deductible provisions, and provided that, so long as commercially practicable, the Company will maintain disability and life insurance coverage consistent with prior practice.

         (c) ANNUAL INCENTIVE BONUS AND DISCRETIONARY BONUS. The Executive may receive a discretionary bonus during each year of the Employment Period in an amount determined by the Compensation Committee of the Board after its annual performance review of the Executive.

         (d) AUTOMOBILE ALLOWANCE; CELLULAR PHONE. The Company shall provide the Executive with an automobile allowance of seven hundred fifty dollars ($750) per month. The Executive shall be responsible for all expenses associated with such automobile, including, without limitation, insurance, gas and repairs. The Executive shall be provided with a cellular phone and reimbursed therefor, up to a maximum amount of $400 per month, in accordance with the policies of the Company as in effect from time to time.

         (e) EXPENSE REIMBURSEMENT. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by him in the performance of his duties hereunder, including travel and entertainment, in accordance with Company policy and upon the presentation by the Executive of an itemized


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                  of an itemized account of such expenditures and such
                  documentary evidence as the Company may reasonably require.

         (f) OFFICE. The Executive shall be provided with an office and secretarial assistance consistent with those provided to date to the Executive by the Company and the Company shall maintain at its expense, at the home of the Executive, a computer, fax machine and phone connection to the Company's offices or as otherwise required.

         IN WITNESS WHEREOF, the parties have set their hands and seals.

THE EXECUTIVE:                          THE COMPANY:

                                        HI-RISE RECYCLING SYSTEMS, INC.

/s/ Mark D. Shantzis                    By: /s/ Donald Engel
------------------------------             ------------------------------
MARK D. SHANTZIS


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